EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Great Lakes Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Great Lakes Bancorp, Inc. of our report dated March 30, 2005, with respect to the consolidated balance sheet of Great Lakes Bancorp, Inc. as of December 31, 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2004 annual report on Form 10-KSB of Great Lakes Bancorp, Inc.

/s/KPMG LLP

Buffalo, New York
May 27, 2005